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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                             (Amendment No. 1)*
                                   (final)


                        Luminant Worldwide Corporation
--------------------------------------------------------------------------------
                              (Name of Issuer)

                   Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                550260 10 3
                     ----------------------------------
                              (CUSIP Number)

                              May 1, 2001 (1)
--------------------------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







-----------------
(1) Date the reporting person has ceased to own 5% or more of the class of securities. The amendment is being filed voluntarily in advance of the date required by Rule 13d-2(b).

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CUSIP No. 550260 10 3                                         Page 2 of 5 Pages
          -----------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Michael R. Alsup
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 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  / /
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 (3) SEC Use Only

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 (4) Citizenship or Place of Organization

     USA
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     1,384,734 (1)
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                            0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  1,384,734 (1)
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                         0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

         1,384,734 (1)
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

         4.97%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

         IN
-------------------------------------------------------------------------------



-----------------
(1) Includes 122,910 shares which the reporting person has the right to acquire, as described in Item 4.

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CUSIP No. 550260 10 3                                         Page 3 of 5 Pages
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ITEM 1.

    (a)   Name of Issuer

          Luminant Worldwide Corporation
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices

          13737 Noel Road
          Suite 1400
          Dallas, Texas 75240-7367
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing

          Michael R. Alsup
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence

          2211 Bolsover
          Houston, Texas 77005
          ---------------------------------------------------------------------
    (c)   Citizenship

          United States
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities

          Common Stock, par value $.01 per share
          ---------------------------------------------------------------------
    (e)   CUSIP Number

          550260 10 3
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).


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CUSIP No. 550260 10 3                                         Page 4 of 5 Pages
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ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:


    1,384,734 shares. The shares reported include 122,910 shares held by the 1996 Alsup Issue Trusts, which are reported because pursuant to the trust instruments the reporting person has the right to reacquire such shares from the trusts. The undersigned disclaims beneficial ownership of the shares held by such trusts. The shares reported also include 4,734 shares which the reporting person has the right to acquire pursuant to the exercise of stock options.


    (b) Percent of class:


    4.97% (Based on 27,865,268 shares outstanding as of April 10, 2001 reported in the issuer's proxy statement filed May 8, 2001.)


    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
                  1,384,734
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
                  0
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
                  1,384,734
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
                  0
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Kay Mayberry, as trustee of the 1996 Alsup Issue Trusts, has the power to direct the receipt of dividends from, or the proceeds from the sale of, the 122,910 shares reported herein that are held by the 1996 Alsup Issue Trusts (and as to which the reporting person disclaims beneficial ownership).

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.

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CUSIP No. 550260 10 3                                         Page 5 of 5 Pages
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ITEM 10. CERTIFICATION

    (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

               By signing below the undersigned certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  SIGNATURE

    After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                    May 17, 2001
                                       ----------------------------------------
                                                        Date

                                               /s/ Michael R. Alsup
                                       ----------------------------------------
                                                      Signature

                                                  Michael R. Alsup
                                       ----------------------------------------
                                                      Name/Title